Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media Contact:
Melissa Merrill
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. PROVIDES BUSINESS UPDATE

~ Q4 Comparable Store Sales Up Between 4% and 5% ~
~ Company to Participate in Sidoti Investor Forum ~

      ROCHESTER, N.Y. — April 5, 2005 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, announced that its fourth quarter comparable store sales will reflect increases of between 4% and 5%, in line with its previously announced expectations of 3% to 5%. In addition, and subject to adjustment as discussed below, the Company anticipates fiscal 2005 diluted earnings per share to be in the range of $1.36 to $1.37, which is in line with previous expectations and compares to $1.18 per diluted share last year.

      The diluted earnings per share estimate excludes any potential impact of an adjustment to the Company’s lease-related accounting practices. Many retailers are revising their accounting for certain leases or leasehold improvements. Generally accepted accounting principles require that companies use a consistent life in classifying a lease and accounting for related rent and depreciation expenses. The proper accounting treatment generally results in timing differences in the recognition of depreciation and/or rent expense compared to amounts which had previously been reported. In light of this development, the Company is currently reviewing its accounting practices in this area. Depending on materiality, the Company may determine that its historical accounting treatment needs to be modified. If a modification is necessary, it could result in adjustments to the Company’s financial statements for 2005 and one or more previous years.

      The Company does not expect any change to be material to the Company’s financial position, and any adjustment will have no impact on revenues, same store sales, or cash flows. Any such adjustment would strictly be a change in the timing of the recognition of depreciation and rent expense (and, accordingly, in reported net income), not a change in total expense related to leases and leasehold improvements over their respective terms. The Company is planning to complete its review of this matter as quickly as possible, but in any event, no later than June 9, 2005, the deadline for filing its annual report on Form 10-K for the year ended March 26, 2005.

      With respect to its outlook for fiscal 2006, based on current visibility and business trends, the Company remains committed to its long term objectives of approximately 20% top line growth and approximately 15% bottom line growth.

      The Company will participate in the Ninth Annual Sidoti & Company, LLC Emerging Growth Institutional Investor Forum on Thursday, April 7, 2005 at 11:30 a.m. Eastern. The presentation that will be delivered at this conference will be posted on the Company’s web site, www.monro.com, under the Investor Relations heading.

      Separately, the Company announced that it has completed its previously announced acquisition of ten retail tire stores from Henderson Holdings, Inc. Located in the southern Maryland market, the stores have combined annual sales of approximately $12.5 million and are expected to be accretive to Monro’s earnings in year one. The stores will retain the Mr. Tire brand name and will be operated as part of Monro’s growing Tire Division.

      The Company plans to release its full fourth quarter and fiscal 2005 results on May 24, 2005.

      Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 626 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2004.